                                                                   EXHIBIT 10.37


                              MULTIPLE LINE PROGRAM
                 MANAGING GENERAL AGENCY AGREEMENT - VSC2004/72

         This Agreement, entered into on the 1st day of December 1, 2004 (the "Agreement") by and between VIRGINIA SURETY COMPANY, INC., an Illinois corporation ("Company") and TOWER RISK MANAGEMENT CORPORATION, a New York corporation ("Agent").

                                    PREAMBLE

         WHEREAS, Company desires to appoint Agent as its agent for performing responsibilities set forth in this Agreement; and

         WHEREAS, Agent desires to perform such responsibilities;

         NOW, THEREFORE, Company and Agent, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, agree as follows:

         1. APPOINTMENT.

         1.1 APPOINTMENT. Company does hereby nominate, constitute, and appoint Agent as its agent for: (i) the soliciting, underwriting, quoting, binding, issuing, and servicing of Company's insurance policies classified in the schedule attached hereto as Exhibit A (such insurance and any policies, contracts, binders, endorsements, certificates, agreements, or evidence of insurance, individually and collectively, will be referred to as "Policy" or "Policies" hereunder); and (ii) for the servicing of the Reinsurance Agreements ("Reinsurance Agreements"), in accordance with Exhibit C attached hereto, between Company and its Reinsurers.

         1.2 AUTHORITY. Agent is authorized to:

              1.2.1 Issue Policies subject to: (i) the scope and limits granted in Exhibit A attached hereto; (ii) the terms and conditions (including exclusions) of any Policies issued, underwritten, or serviced pursuant to this Agreement; (iii) the terms and conditions of the Reinsurance Agreements in effect at the inception of this Agreement; (iv) applicable state insurance laws, rules, and regulations; (v) the underwriting policies, rules, and guidelines of Company as set forth in Exhibit B or as otherwise provided from time to time by Company; (vi) Company's ultimate right to veto the solicitation, underwriting, quoting, binding, and issuing of any Policy by Agent; (vii) Company's ultimate right to cancel any Policy subject to applicable governmental regulatory requirements for cancellation and non-renewal; (viii) Company's ultimate right to veto the appointment by Agent of any agent or broker, and the ultimate power of Company to cancel any such agency pursuant to Section 1.2.7; (ix) Company's right to approve all advertising with respect to the Policies in which Company's name is used.


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              1.2.2 Collect, account, receipt for, and pay premiums on Policies
Agent writes on behalf of Company in accordance with Sections 1.2.3, 4, and 7, and, as full compensation, to retain commissions out of premiums so collected in amounts as specified in Exhibit A attached hereto. Agent agrees to pay all costs and expenses of collection from insureds where premium to be received by the Agent pursuant to this Agreement are not paid in full by the insured. Agent agrees that all premiums, including return premiums received by Agent, are Company's property.

              1.2.3 Hold all premiums, including return premiums received by Agent, in a fiduciary capacity for Company in accordance with Section 4.1.15.

              1.2.4 Exercise Agent's authority through authorized employees of Agent or its affiliates.

              1.2.5 Represent other companies.

              1.2.6 Exercise exclusive and independent control of Agent's time and conduct.

              1.2.7 To secure or obtain agents and producers to produce business. Company appointments will follow upon Agent providing evidence that the agents and producers are lawfully licensed to transact this type of insurance, are not serving on Company's or Agent's board of directors and complete the Company's appointment process. The agents and producers must meet the applicable compliance regulations for licensure.

              1.2.8 Terminate agents and producers.

              1.2.9 Investigate and settle claims as provided in Section 5 below and establish reserves for such claims.

         1.3 PERFORMANCE. Agent hereby accepts the foregoing appointment and agrees faithfully to perform the duties thereof in a professional manner as an agent of Company and to obey promptly such reasonable instructions as it may receive from time to time from Company in accordance with this Agreement.


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         1.4 FAILURE OF PERFORMANCE. If Agent breaches this Agreement, Company may, as one remedy but not as an exclusive remedy, require its own employees or designated representatives to carry out Agent's duties hereunder. Agent shall reimburse Company for Company's reasonable expenses, including salaries, incurred for having Company's employees or representatives perform such duties, or, at Company's option, shall pay such employees or representatives directly. Such reimbursement or direct payments shall be made by Agent within five (5) days after Agent's receipt of invoices of such expenses.

         2. TERRITORY.

         Agent's authority to solicit, quote, underwrite, bind, issue, or service Policies extends only to insureds or prospective insureds located in the states specified in Exhibit A attached hereto, subject to: (i) the applicable licensing authority of Company, Company having made and received approval of all necessary regulatory filings and (ii) Agent obtaining licenses wherever required for activities conducted by Agent pursuant to this Agreement. Agent hereby agrees to obtain such licenses and Company at its sole discretion may revoke Agent's authority as regards any particular insured or prospective insured.

         3.       REPRESENTATIONS AND WARRANTIES.

         3.1 REPRESENTATIONS AND WARRANTIES OF AGENT. On the effective date hereof, during the term of this Agreement, and for any period described in
Section 10.5, Agent hereby represents and warrants to Company as follows:

              3.1.1 LAWS AND LICENSES. Agent has complied and will comply with all applicable laws, rules, and regulations. Agent shall provide current copies of Agent's license, which will be maintained in Company's records. Company will appoint Agent in all applicable states. Prior to processing Company's appointment, Company will conduct a background report on Agent. If the background report is satisfactory, the appointment will be processed accordingly. Agent will obtain and maintain at its own expense all licenses required for it to perform this Agreement.

              3.1.2 NO BREACH. This Agreement is a valid and binding obligation of Agent. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not breach or conflict with Agent's by-laws or articles of incorporation, nor with any agreement, covenant, or understanding (oral or written) to which Agent is bound, and will not adversely affect the application for issuance or the validity of any license of Agent.



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              3.1.3 STATUS. Agent is a duly organized and validly existing corporation in the State of New York.

              3.1.4 AUTHORIZATION. The execution, delivery, and performance of this Agreement by Agent has been duly and properly authorized by it.

              3.2 REPRESENTATIONS AND WARRANTIES OF COMPANY. On the effective date hereof, during the term of this Agreement, and for any period described in
Section 10.5, Company hereby represents and warrants to Agent as follows:

              3.2.1 LAWS AND LICENSES. Company has complied and will comply with all applicable laws, rules and regulations and shall, whenever necessary, obtain and maintain at its own expense all licenses required for it to perform this Agreement.

              3.2.2 NO BREACH. This Agreement is a valid and binding obligation of Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not breach or conflict with Company's by-laws or articles of incorporation, nor with any agreement, covenant, or understanding (oral or written) to which Company is bound, and will not adversely affect the application for issuance or the validity of any license of Company.

              3.2.3 STATUS. Company is a duly organized and validly existing corporation in the State of Illinois.

              3.2.4 AUTHORIZATION. The execution, delivery, and performance of this Agreement by Company has been duly and properly authorized by it.

         4. DUTIES AND RESPONSIBILITIES.

         4.1 GENERAL. Subject to Company's supervision and instructions, Agent agrees to perform the following duties and services in addition to those otherwise enumerated in this Agreement:

              4.1.1 Agent acknowledges that Company intends for each Policy issued hereunder to be reinsured under the Reinsurance Agreements or any renewal thereof, which may have different or additional participants provided that Company has given its approval for any such different or additional participants. If, as of the effective date of this Agreement first written above, or any time thereafter, reinsurance as required by the terms of this
Section is not available to Company, it is understood and agreed that Agent will not bind any Policy on behalf of Company to take effect at or after said date. Agent shall have no authority to commit Company to participate in insurance or reinsurance syndicates.



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              4.1.2 Process payment of reinsurance premiums to and collections from the Reinsurers, with copies to Company, pursuant to the terms and conditions of the Reinsurance Agreements.

              4.1.3 Solicit, underwrite, quote, bind, issue, secure proper countersignature when required by applicable laws, and service Policies on behalf of Company.

              4.1.4 Cancel Policies issued or underwritten by Agent in accordance with the terms of the Policies and applicable state regulations.

              4.1.5 Issue Policies only on forms approved by Company and filed with and approved by regulatory authorities wherever such filing and approval is required, unless such forms are modified with the prior written consent of Company.

              4.1.6 Underwrite and issue Policies in accordance with the premium rates and underwriting criteria and guidelines as defined in Exhibit B hereto (or as may be modified from time to time as agreed upon by Company and Agent).

              4.1.7 Investigate and settle claims as provided in Section 5 below and establish reserves for such claims.

              4.1.8 Maintain at Agent's expense data processing systems and equipment, an office or offices and a staff of employees sufficient in number and qualifications to perform the duties set forth in this Agreement.

              4.1.9 Perform Agent's responsibilities under Section 7 of this Agreement.

              4.1.10 Pay to Company a policy-issuing fee of 8% on the first $10,000,000 of collected gross net written premium, 7% on collected gross net written premium from $10,000,001 to $20,000,000 and 6% on $20,000,001 to
$30,000,000 of the collected gross net written premiums, as defined in Exhibit A attached hereto, on all Policies issued under the terms hereof. The Agent shall also remit to the Company a deposit of 3% of collected gross net written premiums for all premium taxes, local, county or municipal taxes or fees, assessments, guaranty funds, second injury funds, pooling assessments, residual market loads and all other fees, expenses or charges of any kind, (hereinafter called "Taxes, Fees, and Assessments"), imposed upon Company pursuant to any law or regulation as a result of the Policies issued under the terms of this Agreement.. Such deposit shall be reconciled by Agent and Company on an annual basis to actual assessed Taxes, Fees, and Assessments. Further, the Agent will collect and remit to the Company taxes, fees and assessments imposed by law or regulation which are billed directly to insureds (hereinafter "insured paid assessments") as a result of the Policies issued under the terms of this Agreement



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              4.1.11 Pay to Company any fines imposed by regulatory authorities, taxation authorities, and their agents for data collection and advisory organizations, due to late filing or poor quality of data provided by Agent in accordance with Section 7.3.2.

              4.1.12 Pay to Company any fines imposed by regulatory authorities upon Company due to the use of unapproved forms or rates by Agent or due to other market conduct violations caused by Agent's conduct.

              4.1.13 Maintain separately for Company and each other insurer with which Agent does business, complete and current records and accounts, including underwriting files, which Agent shall retain in accordance with Section 8 and any applicable laws.

              4.1.14 Refund within sixty (60) days of the end of each calendar month, return commissions on Policy cancellations or premium reduction, in each case at the same rate at which such commissions were originally retained.

              4.1.15 Hold all monies, including premiums, return premiums, and reinsurance monies received by Agent, in a fiduciary capacity for Company. Except as otherwise authorized by this Agreement, Agent shall maintain such monies in a separate and segregated bank account in a bank that is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation. This account shall not be used for any purpose other than payments to or on behalf of Company. Any investment income produced from this bank account shall vest and become the property of Agent.

              4.1.16 Comply with all regulatory requirements including, but not limited to, the cancellation, non-renewal, or conditional renewal of policies.

              4.1.17 Return upon demand after termination of this Agreement, all unused Policies, forms, and other property furnished to Agent by Company. Such items remain the property of Company. Agent shall fully cooperate with and assist Company in recovering such items from third parties, if any.



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         5. CLAIM SETTLEMENT AUTHORITY

         5.1 CLAIMS. Agent shall investigate, negotiate, and settle all Policy claims or losses on behalf of Company; however, Agent shall obtain the prior approval of Company before handling and settling any Policy claim or loss which is in excess of Two Hundred Fifty Thousand Dollars ($250,000) gross incurred loss. Agent shall determine coverage for claims; however, Agent shall obtain the prior written approval of Company for the handling of claims in which Company is named as a defendant or claims in which Agent seeks declaratory relief on behalf of Company. All claims or losses shall be reported in monthly statements pursuant to Section 7 below. In addition, Agent shall immediately notify Company in writing of any claim or loss of the following kind, provide the amount of the reserve for such claim or loss as established by Agent, the facts and circumstance of the claim or loss, Agent's analysis of the insured's liability for the claim or loss, Agent's analysis of damages resulting from the claim or loss, Agent's analysis of the applicability of coverage for the claim or loss, and such other information and records concerning such claim or loss as Company requests upon receiving notice or knowledge of: (i) any Policy claim or loss in excess of Two Hundred Fifty Thousand Dollars ($250,000) gross incurred loss; or
(ii) any loss regardless of incurred dollar amount involving the following: fatalities; brain stem/brain damage injuries; spinal cord injuries; heart attacks; severe, non-accumulative hearing loss; severe, non-accumulative vision loss; amputation of major body part; paraplegia; quadriplegia; serious burns (i.e. second or third degree and/or burns over 50% of the body); non-union, compound, comminuted, serious fractures; injury to the spine or pervasive nerve damage; class action suits; allegations of criminal conduct by an insured or allegations of criminal conduct on the insured's premises; bad faith claims or suits; demands in excess of policy limits; actual or alleged violations of the Deceptive Trade Practices Act; actual or alleged violations of the applicable State Insurance Codes; actual or alleged violation of law by Agent; or litigation naming Company as a defendant. These individually reported claims or losses should be updated semi-annually and more frequently upon the occurrence of any material change in any claim or loss or any information previously reported to Company. Company shall be immediately notified if Agent is closing a file on a reported claim or loss and of the reason for this file closure. Failure to promptly notify Company of claims under this Section 5.1 shall be considered a material breach of this Agreement and subject to all the remedies provided herewith.



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         5.2 LEGAL COUNSEL AND ALLOCATED CLAIM COSTS. Whenever Agent shall deem it prudent to engage legal counsel or loss adjusters to protect Company's interest regarding claims or losses, such services shall be provided only by qualified attorneys-at-law and/or licensed loss adjusters selected by Agent, who have substantial experience in the handling of claims litigation of the type involved. Upon execution of this Agreement, Agent shall submit to Company for approval a list of the attorneys and loss adjusters it intends to use. Such list shall be considered approved unless Company objects to any of such firms or individuals within 14 days after receipt of such list. Any provision hereof to the contrary notwithstanding, it is agreed that, with respect to any claim or loss of any amount, Agent shall promptly furnish Company, or its designee, any additional claim or loss information requested by Company with respect to a claim or loss pertaining to any Policy covered by this Agreement, and it is further agreed with respect to any claim or loss of any amount as follows:

         A) Company may assign an attorney of its own choice to be associated in the defense of any claim or loss reported to Company and, in the event an attorney has already been employed by Agent, the service of such attorney which has already been employed by Agent shall be terminated by Agent forthwith and Agent shall waive any conflict of interest that may have been created by such attorney's employment by Agent.

         B) In the event that Company is named as a defendant in any lawsuit, Agent shall, as soon as it has notice or knowledge of such lawsuit, immediately give written notice thereof to Company accompanied by a copy of the complaint and any court papers related to such lawsuit.

         5.3 UNALLOCATED COSTS. Company shall reimburse Agent for the salaries, office expenses or other expenses incurred by or on behalf of Agent (including overhead) in the handling of Company's claims or losses. Company shall reimburse Agent for fees to attorneys, and service providers who are employees of, or on permanent retainers to, Agent. Company hereby agrees to pay for the claims adjustment services rendered by Agent as well as legal defense services rendered by the law offices of Steven G. Fauth in accordance with the fee structure set forth in Exhibit D. Company's obligation to pay for such unallocated costs is contingent upon recovery of such costs from the reinsurer. Company shall have no obligation to pay any unallocated costs if such costs are not received from the reinsurer.



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         5.4 CLAIM FUND. During the course of any calendar month, paid claims, allocated loss adjustment expenses and unallocated costs shall be deducted from the collected gross net written premium. If during the course of any calendar month, paid claims, allocated loss adjustment expenses and unallocated costs exceed the collected gross net written premium Agent agrees to fund payment of the claims, allocated loss adjustment expenses and unallocated costs and seek recovery from Reinsurers in accordance with the terms and conditions of the Reinsurance Agreements and Section 7.2 of this Agreement.

         6. EXPENSES.

         6.1 Agent shall pay from its own monies (and not seek reimbursement from Company for) all commissions to any agents, sub-agents, brokers, and sub-producers, all inspection fees, expenses of examinations of Agent, and other governmental expenses in connection therewith, all refunds of unearned commissions owed to Company on canceled policies, all costs to print and inventory Policy forms, all costs to service claims as stated in Section 5.3 above, and all costs to collect premiums in regard to Policies issued, underwritten, or serviced pursuant to this Agreement.

         6.2 In the event Company is notified by a regulatory authority of the need for an independent actuarial, accounting, and/or legal opinion not originally contemplated by this Agreement, Company shall notify Agent who will in turn reimburse any expenses incurred by Company.

         7. ACCOUNTING AND REPORTING PROCEDURES.

         Agent shall:

         7.1 Within thirty (30) days after the end of each month, remit to Company the policy-issuing fee and deposit for taxes, fees, and assessments, in accordance with Section 4.1.10, on all Policies issued under the terms of this Agreement and 100% of any insured paid assessments. Agent may not offset balances due to Company hereunder against balances due Agent under any other contract with Company;

         7.2 On behalf of Company supply accounting, underwriting, and claim bordereaux and pay the reinsurance premium to and make collections from the Reinsurance Agreements, with copies to Company, pursuant to their terms and conditions;



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         7.3 With regard to business placed by Agent with Company hereunder, furnish to Company, in electronic format:

         7.3.1 Within 30 days after the end of each month: (i) a bank statement and bank reconciliation report for the accounts as described in Section 4.1.15 and Section 5.4; and (ii) a report of: written, earned, and unearned premiums; losses and loss adjustment expenses paid and outstanding; loss and loss adjustment expenses incurred; commissions earned by Agent; Reinsurance Agreements earned and unearned premiums, commissions, and losses (including losses and loss adjustment expenses paid and outstanding) ceded; all of the foregoing in the following format: (a) monthly transactions; (b) inception-to-date statutory amounts, by state, by line of business; (c) inception-to-date amounts actually transacted, by state, by line of business; and (d) such other information as may be reasonably requested by Company, which information Company shall maintain on file and shall make available to insurance regulatory authorities for review;

         7.3.2 Provide detail and summary reports, in an electronic or printed medium, as are required to meet all reporting requirements of state regulatory or taxation authorities, their agents for data collection, and advisory organizations including but not limited to:

                  a. Within 30 days of the close of the calendar quarter: direct premiums (written and earned); in force premiums; policy counts (written and in force); direct losses and loss adjustment expenses including subrogation (paid and reserved); number of claims open, closed with payment, and closed without payment; as prescribed by state regulatory authorities.

                  b. Within 30 days of the close of the calendar quarter: direct written premium, losses, and loss adjustment expense including subrogation (paid and reserved) transaction data as prescribed by advisory organizations providing loss cost and policy forms.

                  c. 30 days prior to the prescribed deadline: the reports of direct premiums (written and earned), losses, and loss adjustment expenses including salvage and subrogation (paid and reserved) as required by state regulatory data collection agents, including but not limited to financial calls, unit statistical data, summary statistical data, and detailed claim information for National Council on Compensation Insurance (NCCI), Insurance Services Office (ISO), and National Association of Independent Insurers
                           (NAII), and various state-specific reporting requirements as necessary.



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         7.4 By the first business day of February of each year, Agent shall provide Company with any information Company may require in order to complete its statutory financial statements.

         7.5 Failure by the Agent to comply with its payment obligations within the time periods as herein provided will result in a compound interest payment payable at a rate equal to the 90-day Treasury Bill ask yield as published in the Money Rate Section or any successor section in the Midwest Edition of The Wall Street Journal on the first business day following the date a remittance becomes due, plus 1% per annum, to be compounded and adjusted quarterly. Any interest that occurs shall be calculated by the Agent and agreed to by the Company. The accumulation of the number of days that any payment is past due shall stop on the date that the Company receives payment. Any interest that occurs may be waived by the Company. Waiver of such interest, however, shall not affect the Company's rights to similar interest for any other failure by the Agent to make payment when due.

         8. BOOKS AND RECORDS.

              Agent shall at its own expense keep such books and records as may be (i) reasonably requested by Company; or (ii) required by law, rulings, or orders of the insurance departments of the states having jurisdiction over: (a) Agent or Agent's business; (b) any Policies; or (c) the Reinsurance Agreements connected with this Agreement. Agent shall make such books and records available for examination, audit, and copying by the insurance departments of such states and by Company, or by their authorized representatives. Company and the Reinsurers shall have the right to examine and review at any reasonable time all books, records, files, and papers, including, but not by way of limitation, claim files and underwriting files maintained and kept by Agent which relate to this Agreement, the Policies, and the Reinsurance Agreements. Agent shall institute and maintain retention and disposal systems for claim files and underwriting files in accordance with procedures and requirements as prescribed by law. All books and records of Agent shall be maintained at the principal place of business of Agent and shall be complete, accurate, and up-to-date, and shall reflect all monies paid or received by Agent and all transactions of Agent pursuant to this Agreement. Anything to the contrary notwithstanding, all of the books, records, files, and papers maintained and kept by Agent relating to underwriting and claims matters involving this Agreement or the Policies, shall be and remain the sole and exclusive property of Company except that upon termination of this Agreement, all right, title, and interest in and to all Policy renewals or expirations and all records with respect to renewals and expirations shall automatically and irrevocably transfer to and vest in Agent provided Agent has accounted for and has made payments of all amounts due Company and/or the Reinsurers and continues to do so.



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         9. INDEMNIFICATION.

              Agent shall indemnify and hold harmless Company from and against all losses, damages, costs, expenses, claims, fines, penalties, or liabilities of any description suffered by Company with respect to Agent or any Policies issued or underwritten by Agent, including, without limitation, any attorney's fees, in connection with or arising out of: (i) any allegations, whether or not such allegations are groundless, that Agent has not complied with any laws, rules, or regulations to which it is subject; (ii) any breach of any warranty or representation of Agent made in this Agreement or any other breach of this Agreement by Agent; or (iii) any alleged misconduct, negligence, misrepresentation, or other acts or failures to act of Agent or of it officers, directors, employees, agents, sub-producers, or independent contractors.

         10. TERMINATION OF AGREEMENT.

         10.1 Except as specified in Sections 10.2 - 10.4 of this Agreement, this Agreement shall terminate on December 31, 2005 at 12:01 a.m. Standard Time.

         10.2 This Agreement may be terminated immediately by Company upon giving written notice to Agent via electronic, certified or registered mail in the event of:

              10.2.1 The misappropriation by Agent of any of Company's funds or property;

              10.2.2 The fraud, gross negligence, or willful misconduct of Agent;

              10.2.3 The Agent's license or certificate of authority in the Agent's state of residence is canceled, non-renewed or suspended by any public authority;

              10.2.4 An assignment by Agent for the benefit of creditors; the dissolution or liquidation of Agent; the appointment of a conservator, receiver, or liquidator for a substantial part of Agent's property; the institution of bankruptcy, insolvency, or similar proceedings by or against Agent;


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              10.2.5 Material breach by Agent of any provision of this
Agreement;

              10.2.6 Termination of the Reinsurance Agreements for any reason;

              10.2.7 If any law or regulation of the federal, state, or local government of any jurisdiction in which Agent is doing business shall render illegal or invalid any transaction contemplated by this Agreement, any term of this Agreement or the Reinsurance Agreements, this Agreement may be terminated insofar as it applies to such jurisdiction by Company giving notice to Agent to such effect or by Agent giving notice to Company to such effect;

              10.2.8 Change in ownership of ten percent (10%) or more of the outstanding voting stock of Agent, sale or transfer of all Agent's assets, merger of Agent, or change or resignation of any principal officer or director of Agent;

              10.2.9. Agent's licenses required for it to perform this Agreement expire, are terminated, or are not valid pursuant to the law of the State in which the Agent is transacting business on behalf of the Company.

         10.3 This Agreement may be terminated at any time by either party by giving at least ninety (90) days written notice of termination to the other party.

         10.4 This Agreement may be terminated at any time by mutual written agreement.

         10.5  Upon termination of this Agreement:

              10.5.1 If at any time Company sends notice of termination to Agent as provided in Section 10.2 above or the Agreement is otherwise terminated as provided herein, Agent shall not solicit, underwrite, quote, bind, or issue any Policies or renew any existing Policies for which the inception date or renewal date falls after the effective date of termination of this Agreement, nor shall Agent cancel and rewrite any existing Policies to provide for inception or anniversary dates prior to the effective date of termination of this Agreement. Unless instructed otherwise by Company in writing, anniversary dates of Policies shall be regarded as renewal dates for this purpose, and Agent shall terminate any such Policies on its next anniversary date after the effective date of termination of this Agreement, subject to applicable governmental regulatory requirements for cancellation or non-renewal. Upon termination of this Agreement, the authority of Agent to underwrite or issue Policies on behalf of Company shall also terminate.

              10.5.2 Unless otherwise indicated by this Agreement or Company otherwise notifies Agent in writing, Agent's duties and responsibilities under this Agreement shall survive termination of this Agreement until such time as all Policies issued, underwritten, or serviced by Agent pursuant to this Agreement have expired and the Reinsurance Agreements have expired, all known losses there under have been paid or settled, have run off or otherwise have been disposed of in the judgment of Company, all incurred but not reported loss reserves have been reduced to zero, and any amounts owed to Company by others or under the Reinsurance Agreements have been collected by Company. The only compensation Agent shall receive for its performance of its duties hereunder (both during and after the term of this Agreement) is set forth in the Commissions Section of Exhibit A attached hereto.



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              10.5.3 Agent shall, unless notified in writing to the contrary by
Company:

              A. Continue to represent Company for the purpose of servicing Policies placed by Agent with Company which are in force on, or renewed at Company's election, or as required by law, after the date of termination of this Agreement, and Agent shall continue to receive its normal compensation for such services.

              B. Issue and countersign appropriate endorsements on Policies in force, provided that without prior written approval of Company, such endorsement shall not increase nor extend Company's liability nor extend the term of any Policy.

              C. Collect and receipt for premiums and retain commissions out of premiums collected as full compensation.

              10.6 Any notice issued pursuant to this Section shall be effective on the day after it is received by Agent.

         11.  SUSPENSION OF AGENT'S AUTHORITY.

         11.1 In lieu of terminating this Agreement, Company may give written notice to Agent that Company is immediately suspending Agent's authority in its entirety or in any particular state to bind new or renewal business, change any existing Policy and/or settle any claim during the pendency of any of the following events:

              11.1.1 Agent is delinquent in payment of any monies due Company;

              11.1.2 Any dispute exists between Agent and Company regarding the existence of any of the events listed in Section 10.2;

              11.1.3 The Reinsurance Agreements are not executed between Company and its Reinsurers within nine months from inception of the Reinsurance Agreements; or

              11.1.4 Agent has announced its intention to pursue the possible sale, merger, joint venture, or strategic alliance of Agent with any other company(ies), corporation(s), or individual(s) not controlling the Agent's operations at the inception of this Agreement.

         11.2 Such suspension shall remain in effect until such delinquency is cured or dispute is resolved and Agent receives written notification from Company to that effect. If such delinquency is not cured within fifteen (15) days from the date of receipt of written notification by Agent of such delinquency, Company may exercise its right to terminate this Agreement under
Section 10.2.

         11.3 Unless otherwise notified in writing to the contrary by Company, Agent's obligation under this Agreement shall continue during the suspension of Agent's authority under this Agreement.

         11.4 Any notice of suspension issued pursuant to this Section shall be effective immediately.

         12.  OWNERSHIP OF EXPIRATIONS

              Subject to Section 8 Books and Record, the use and control of expirations will remain the property of the Agent; and the Company will not (a) refer or communicate to any other agent or broker, the Company's records of insureds, expiration dates and other material information relating to specific risks except for loss or claims information specifically requested by the insured or the insured's authorized representative nor (b) use such material information relating to specific risks for purposes of solicitation.

         13. MEDIATION AND ARBITRATION.

         If any dispute arises between Company and Agent with reference to the interpretation, performance, or breach of this Agreement (whether the dispute arises before or after termination of this Agreement) such dispute, if not resolved by the parties, must be submitted to non-binding mediation. If such dispute is not resolved by non-binding mediation within sixty (60) days it will then be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified or registered mail, return receipt requested.

         One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails for any reason to appoint its arbitrator within thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator. If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be selected from a list of six individuals (three named by each arbitrator) by a judge of the United States District Court having jurisdiction over the geographical area in which the arbitration is to take place, or if that court declines to act, the state court having general jurisdiction in such area.

         All arbitrators shall be active or retired disinterested officials of insurance or reinsurance companies not under the control or management of either party to this Agreement and will not have personal or financial interests in the result of the arbitration.

         Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures, and schedules for hearings.

         The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Unless the panel agrees otherwise, arbitration shall take place in Chicago, Illinois, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of Illinois. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

         The panel shall interpret this Agreement as an honorable engagement rather than merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance businesses within sixty (60) days following the termination of the hearing unless the parties consent to an extension. Judgment upon the award may be entered in any court having jurisdiction thereof.

         Punitive damages will not be awarded. The arbitrators may, however, at their discretion award such other costs and expenses as they deem appropriate, including but not limited to attorneys' fees, the cost of arbitration, and arbitrators' fees, to the extent permitted by law.

         Agent agrees to hold harmless and fully indemnify Company in respect all costs and expenses, of whatsoever nature, incurred or suffered by Company in the event arbitration proceedings are initiated between Agent and the Reinsurers, which involve no dispute of substance between Company and Agent.

         14. MISCELLANEOUS.

         14.1 This Agreement may be revised by mutual agreement of Agent and Company and such revision shall be evidenced by a written agreement duly executed by authorized representatives of Agent and Company, which specifies the effective date thereof.

         14.2 Agent shall not have authority to represent Company on any exclusive basis with respect to any policy form, line, or class or subclass of business, unless otherwise authorized in writing by Company.

         14.3 Agent shall not commit Company to any expenses or obligations not specifically provided for herein without the prior written permission of Company.

         14.4 Company shall have the right to oversee and supervise the operation of this Agreement, including but not limited to the right at all reasonable times to have access to and to copy at Company's expense Agent's books and records as they relate to this Agreement, which rights shall survive the termination or expiration of this Agreement. The director or commissioner of insurance of any state where Agent issues Policies on behalf of Company shall have at all reasonable times the right of access to all books, records, and bank account of Agent in a form usable by such official.

         14.5 During the term of this Agreement, Agent shall obtain and maintain in full force and effect, at its expense, fidelity insurance with a minimum policy limit of $1,000,000, errors and omissions insurance with a minimum policy limit of $2,000,000, directors and officers insurance with a minimum policy limit of $2,000,000, and general liability insurance with a minimum policy limit of $1,000,000 and on such terms as are reasonably acceptable to Company. Agent shall furnish Company with copies of the certificates of insurance for such insurance, and shall not cancel or amend any such insurance without Company's prior written consent.

         14.6 During the term of this Agreement and until all premium applicable to policies issued hereunder is fully earned, Agent shall obtain and maintain in full force and effect, at its own expense, an Account Receivable Guarantee Bond with a minimum policy limit of $1,000,000/$3,000,000 and issued by a carrier acceptable to Company.

         14.7 Agent shall provide to Company, copies of its quarterly financial reports and annual audited financial reports.

         14.8 If the Agent fails in any respect to fulfill its duties and responsibilities under this Agreement, then the expense incurred by the Company in order to fulfill the Agent's duties and responsibilities under this Agreement will be fully reimbursed by the Agent.

         14.9 This Agreement may not be directly or indirectly assigned by either party in whole or in part, nor may Agent appoint a sub managing general agent.

         14.10 Any provision of this Agreement which conflicts with applicable law or regulation will be amended to the minimum extent necessary to effectuate compliance with such law or regulation.

         14.11 Agent is an independent contractor, not an employee of Company, and nothing in this Agreement shall be construed to create an employer/employee relationship between Company and Agent.

         14.12 This Agreement shall be construed in accordance with the laws of the State of Illinois.

         14.13 Neither Company nor Agent shall disclose material details of this Agreement and the Policies without the prior consent of the other party. However, this restriction will not apply to disclosures made by Company or Agent to its agents, producers, shareholders, policyholders, auditors, accountants, arbitrators, legal counsel, or other third parties as required in the ordinary course of business, nor to disclosures required by arbitration panels, governmental agencies, regulatory authorities, or courts of law.

         14.14 Failure of either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition. No waiver of any breach or default hereunder shall be valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

         14.15 Agent acknowledges and agrees that it will benefit from this Agreement and that a breach by it of the covenants contained in Sections 1, 2, 4, 5, or 10.5 herein would cause Company irreparable damages that could not adequately be compensated for only by monetary compensation. Accordingly, it is understood and agreed that in the event of any such breach or threatened breach, Company may apply to a court of competent jurisdiction for, and shall be entitled to, injunctive relief from such court, without the requirement of posting a bond or proof of damages, designed to cure existing breaches and to prevent a future occurrence or threatened future occurrence of like breaches on the part of Agent. It is further understood and agreed that the remedies and recourses herein provided shall be in addition to, and not in lieu of, any other remedy or recourse which is available to Company either at law or in equity in the absence of this paragraph including without limitation the right to damages.

         14.16 Agent shall notify Company in writing via electronic, certified or registered mail, within five (5) days if there is a change in ownership of ten percent (10%) or more of the outstanding voting stock of Agent, sale or transfer of all Agent's assets, merger of Agent, or change of any principal officer or director of Agent including, but not limited to, resignation.

         14.17 Any notice or other communications required or permitted hereunder shall be sufficiently given if sent by electronic, certified or registered mail, postage prepaid, if to Agent, addressed to Tower Risk Management Corporation, 120 Broadway, 14th Floor, New York, New York, 10271,
Attention: Michael H. Lee, President and if to Company addressed to Virginia Surety Company, Inc., 175 West Jackson Blvd. Suite 1100, Chicago, IL 60604,
Attention: Wayne J. Baliga, Senior Vice President, with copy to: Oriana L. Bakka, Senior Vice President 175 West Jackson Blvd., Suite 1100, Chicago, IL 60604, or such other address as notified by either party to the other.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

TOWER RISK MANAGEMENT CORPORATION
By: /s/ Marina Contiero
    --------------------------------
Title: Vice President
       -----------------------------
Date:  March 2, 2005
      ------------------------------
Attest:
       -----------------------------

VIRGINIA SURETY COMPANY, INC.

By: /s/ Oriona Bakka
    --------------------------------
Title: Senior Vice President
       -----------------------------
Date:  March 1, 2005
      ------------------------------
Attest:
       -----------------------------

                                    EXHIBIT A

                              SCHEDULE OF AUTHORITY

                 EFFECTIVE DECEMBER 1, 2004 TO DECEMBER 31, 2005

Agent is only authorized to accept or bind business, as defined in the Classification Section below, subject to the amounts and stipulations indicated below. Amounts in excess of the authorized limits or classifications must be referred to Company for review and approval prior to binding.

         GROSS NET WRITTEN PREMIUM LIMIT A maximum of $ 23,500,000 unless Agent obtains the prior written consent of Company. Gross Net Written Premium shall mean gross written premium of Company less returned premium for cancellations and reductions.

         POLICY TERM Not more than one year.

         POLICY LIMITS AND COVERAGE CLASSIFICATIONS

         Small Market Business, Middle Market Business and Large Lines Real Estate General Liability Business.

        -------------------------------------------------------------------------------------
        COVERAGE                            LIMIT
        -------------------------------------------------------------------------------------
        Commercial Property
        (including Equipment Breakdown) *   $30 Million
        Commercial General Liability

                                            $1 Million per Occurrence / $2 Million Aggregate
        -------------------------------------------------------------------------------------

        -------------------------------------------------------------------------------------

         The above coverages are provided on ISO forms and certain independent manuscript forms to be agreed.

         No other classes of insurance may be written on Company's insurance policies.

      * implementation effective January 15, 2005 in New York, New Jersey and Pennsylvania

         COMMISSIONS Company will allow Agent a commission equal to the commissions provided for in the Multiple Line Quota Share Reinsurance Agreement AR 15935 and from such commissions, Agent shall pay to Company the policy issuing fee and taxes, fees and assessments as provided for in Section 4.1.10 of the Managing General Agency Agreement between Company and Agent.

         TERRITORIAL LIMITATIONS Agent shall not issue any policy in any jurisdiction other than the authorized states defined as New York, New Jersey, Pennsylvania and Connecticut. Agent may provide coverage for risks located in states other than the authorized states if such risks are ancillary to a schedule of locations in a policy where the majority of the risks are located within the authorized states. Company at its own discretion may limit or revoke Agent's authority as regards any particular state.

         It is understood that Equipment Breakdown policies will only be issued in the states of New York, New Jersey and Pennsylvannia

         RATES AND UNDERWRITING Agent shall not issue any policy that does not meet the rate and Tower Group Underwriting Guidelines set forth in Exhibit B attached to the Managing General Agency Agreement between Company and Agent, as amended from time to time by Company, and incorporated herein by reference, unless such policy is referred to Company for review and approval prior to binding.

         REINSURANCE Agent is not allowed to purchase treaty or facultative reinsurance on behalf of Company except as permitted under attached Exhibit E.

         PROFIT COMMISSION Thirty six (36) months after the expiration of this Agreement, and annually thereafter, Company will consider commuting the Multiple Line Quota Share Reinsurance Agreement with Tokio Millennium Re Ltd., Hannover Reinsurance (Ireland) Limited and E+S Reinsurance (Ireland) Limited, reference number AR15935, effective December 1, 2004 to December 31, 2005 (Multiline Quota Share). Company will use the most recent actuarial review submitted by Agent in this consideration process. If the Company, with agreement of Agent, elects to commute said Multiple Line Quota Share, Company and Agent agree that Company will pay a Profit Commission from the commutation to Agent. The Profit Commission will be calculated by Agent when Company notifies Agent that it has commuted Multiple Line Quota Share and the annually thereafter each by June 1st using December 31st figures as follows:

         Multiple Line Quota Share's Commutation Premium less:

            (i)   Reserves for losses reported and outstanding;

            (ii)  Reserves for losses incurred but not reported;

            (iii) Reserves for loss expenses;

            (iv)  Reserves for unearned premiums;

            (v) Reasonable expenses incurred by the Company if the company is required to carry out the Agent's duties in accordance with the authority granted to them under this Agreement and

            (vi) Any amounts Agent owes Company in accordance with the terms and conditions of this Agreement.

First Calculation - If the calculation
         produces a positive number that number will be multiplied by 50% to calculate the Profit Commission due Agent. Company will retain the remaining 50%. If the calculation produces a deficit number, Company will seek reimbursement under the terms and conditions of Quota Share Reinsurance Agreement with Tower Insurance Company of New York, reference number VSC2004/73, effective December 1, 2004 to December 31, 2005 (TICNY Quota Share).

         Second and Subsequent Calculations - If the calculation produces a positive number, that number will be multiplied by the applicable percentage listed below to calculate the Profit Commission due Agent less any previously paid Profit Commission

         Second Annual Calculation - 60%

         Third Annual Calculation - 70%

         Fourth annual Calculation - 80%

         Fifth Annual Calculation - 90%

         Sixth Annual Calculation - 100%

         The remaining profit, if any, will be retained by Company. If the calculation produces a deficit number, Agent will pay back any Profit Commission paid from previous calculations and, if still in a deficit, Company will seek reimbursement under the terms and conditions of TICNY Quota Share. Any Profit Commission due Agent will be paid by Company within thirty (30) days after receipt and confirmation by Company. Any return Profit Commission due Company will be paid by Agent with its calculation.

         It is agreed that Company may request an interim calculation if it is determined that the calculation will result in a deficit to Company. Agent warrants that it will immediately return any previously paid Profit Commission by wire transfer to Company's account. The validity of this interim calculation may be contested under the provisions of this Agreement but Agent will advance 100% of any previously paid Profit Commission while it is contesting.
         It is agreed that reserves for losses incurred but not reported will be determined by Agent's actuary and approved by Company's actuary. In event Company and Agent cannot agree on the value of (i) through (v) as set forth above, they will mutually appoint an independent actuary and/or appraiser to assess such obligations. Any expense associated with the appointment of an independent actuary and/or appraiser will be paid by Agent.

         Profit Commission calculations will be cumulative if Company elects to renew this Agreement and the Multiple Line Quota Share with Tokio Millennium Re Ltd., Hannover Reinsurance (Ireland) Limited and E+S Reinsurance (Ireland) Limited, or another reinsurer.

         Company's obligation to pay any profit commission is contingent upon receipt of such profit commission amounts from the reinsurer. The Company shall have no obligation to pay any profit commission if such profit commission is not received from the reinsurer. The Company shall have 30 (thirty) days from receipt of the profit commission to remit the commission to the Agent. The Company shall have no obligation to calculate any profit commission pursuant to the terms of this paragraph.

                                    EXHIBIT B

                             UNDERWRITING GUIDELINES
                 EFFECTIVE DECEMBER 1, 2004 TO DECEMBER 31, 2005

TO BE RETAINED ON FILE AT AGENT'S PRINCIPAL OFFICE

                                    EXHIBIT C

                             REINSURANCE AGREEMENTS
                 EFFECTIVE DECEMBER 1, 2004 TO DECEMBER 31, 2005

Multiple Line Quota Share Reinsurance Agreement with Tokio Millennium Re Ltd., Hannover Reinsurance (Ireland) Limited and E+S Reinsurance (Ireland) Limited,, reference number AR 15935 effective December 1, 2004 to December 31, 2005 12:01 a.m. standard time.

Quota Share Reinsurance Agreement with Tower Insurance Company of New York, reference number VSC2004/, effective December 1, 2004 to December 31, 2005 12:01 a.m. standard time.

First Property Excess of Loss Reinsurance Agreement, reference number AR 15512, Effective December 1, 2003 to December 31, 2004.

First Property Excess of Loss Reinsurance Agreement, reference number AR 15512, Effective January 1, 2005 to December 31, 2005.

Second Property Excess of Loss Reinsurance Agreement, reference number AR 15513, Effective December 1, 2003 to December 31, 2004.

Second Property Excess of Loss Reinsurance Agreement, reference number AR 15513, Effective January 1, 2005 to December 31, 2005.

                                    EXHIBIT D

                              CLAIMS BILLING RATES

Staff Claims Examiners                               $ 70              $150
Staff Claims Investigators                           $ 70              $130
Staff Claims Auditors                                $ 85              $150
Staff Claims Supervisors                             $110              $150
Staff Claims Managers                                $130              $175
Staff Claims Counsel                                 $185              $275
Staff Attorneys                                      $125              $275
Staff Paralegal                                      $ 55              $ 85

                                    EXHIBIT E

                   PROPERTY FACULTATIVE REINSURANCE PROCEDURES


Agent will be permitted to purchase facultative reinsurance on behalf of Company on property policies with limits greater than $10 Million up to $30 Million.

o Agent may obtain quotations directly from General Reinsurance Corporation and American Re-Insurance Company (Facultative Reinsurers). Use of other Facultative Reinsurers must be pre-approved by the Company.

o   Agent will secure facultative quotes and bind the policies.

o Agent will confirm that a policy is bound by sending Company an electronic mail confirmation and attaching a copy of the communication from the facultative reinsurer authorizing coverage. Company will be considered at risk only on policies where written confirmation of the facultative placement has been received.

o When issuing the Policy, Agent will forward a complete copy, including all forms, to Facultative Reinsurers and Company.

o Facultative Reinsurers will issue their reinsurance certificate, upon receipt of the Policy.

o Original reinsurance certificates or a duplicate copy is to be forwarded to Company as soon as practicable

o Facultative reinsurance placements will be segregated and so identified on the Company's monthly accounting bordereaux.